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                                                                   EXHIBIT 99.1

                                              Contact: Investor Relations
                                                       Linda Fellows
                                                       Intuit, Inc.
                                                       650-944-5436
                                                       linda_fellows@intuit.com

                                                       Public Relations
                                                       Susan Thomas
                                                       Thomas Associates
                                                       650-596-2700
                                                       susant@thomaspr.com


Intuit Inc. Adopts Shareholder Rights Plan

Mountain View, California, May 4, 1998--Intuit Inc. (Nasdaq: INTU), today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt.

Adoption of the Plan was not made in response to any specific attempt to acquire Intuit or its shares, and Intuit is not aware of any current efforts to do so. Adoption of the Plan is consistent with the Company's business strategy to remain an independent, objective source of financial information for consumers and small businesses.

In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on May 11, 1998 (the "Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on May 1, 2008.

The rights are initially attached to the Company's common stock and will not trade separately. If a person or a group (an "Acquiring Person") acquires 20 percent or more of the Company's common stock, or announces an intention to make a tender offer for the Company's common stock, the consummation of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date") and will thereafter trade separately from the common stock.

After the Distribution Date, each right may be exercised for 1/100th of a share of a newly designated Series B Junior Participating Preferred Stock at an exercise price of $250. The preferred stock has been structured so that the value of 1/100th of a share of such preferred stock will approximate the value of one share of common stock.

Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the Company's common stock at a substantially discounted price.

Additionally, if after the Distribution Date, the Company is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.


                                     -more-
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After a person has become an Acquiring Person, the Company's Board of Directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the Company's common stock per right.

The Board also has the right to redeem outstanding rights at any time prior to the Distribution Date (or later in certain circumstances) at a price of $0.001 per right. The terms of the rights, including the period to redeem the rights, may be amended by the Board in certain circumstances.

In connection with the adoption of its Stockholder Rights Plan, the Board of Directors also amended two provisions of Intuit's Bylaws. Special meetings of Intuit stockholders may now only be called by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the Board of Directors. Additionally, vacancies on the Board of Directors may now be filled until the next annual meeting of stockholders only by majority vote of the Directors then in office.

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